[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Agreement # 101110-1

LICENSE AND DISTRIBUTION AGREEMENT

This License and Distribution Agreement (the “Agreement”), is made effective as of 13th day of October, 2010 (the “Effective Date”), by and between BioParadox LLC., a Delaware limited liability corporation (“BioParadox”) having an address at 340 August Circle Menlo Park, CA 94025, and ThermoGenesis Corp, a Delaware corporation (“ThermoGenesis”) having an address at 2711 Citrus Road, Rancho Cordova, CA 95742.

Background

1. ThermoGenesis has developed its Res-Q Technology (defined below).

2. Res-Q has a number of applications for cell processing and extraction from human tissue, including stem cell extraction from bone marrow and, of interest to BioParadox, PRP (defined below) preparation from peripheral blood.

3. ThermoGenesis has certain patents and know-how with respect to Res-Q Technology, and the ability to supply Res-Q Technology devices.

4. BioParadox is a leader in PRP for various medical indications, including in particular cardiovascular indications, and is therefore interested in becoming ThermoGenesis’ exclusive licensee and distributor for Res-Q Technology to make PRP for use to treat or prevent cardiovascular indications, all more particularly described below; and

5. The parties therefore wish to enter into the arrangement described below in this Agreement, in which BioParadox will be ThermoGenesis’ exclusive licensee and distributor, and ThermoGenesis will supply exclusively to BioParadox, Res-Q Technology devices for production of PRP for use in the “Therapeutic Field” defined below.

Agreement

BioParadox and ThermoGenesis hereby agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms have the following meanings (with derivative forms being interpreted accordingly) and the words “include,” “including” and derivative forms of them shall be deemed followed by the phrase “without limitation” (regardless of whether such words actually appear there and drawing no implication as to inconsistent usage surrounding the actual inclusion or non-inclusion of such phrase):

1.1 “$” and “Dollars” means United States dollars.

1.2 “Affiliate” means, with respect to a given legal entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first legal entity. For this purpose, “control” shall mean the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management or policies of the entity by law, contract, or otherwise.

1.3 “Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a national, statutory holiday in the United States.

1.4 “Claims” means, with respect to a particular item or product and a particular patent, that such patent claims (whether directly or via the doctrine of equivalents) the composition of such item or product or any of its component parts or ingredients; a method of making or using it or them; or an item used or present in the manufacture of such item or product.

1.5 “Confidential Information” means, subject to the limitations set forth in Section 9.1, all confidential or proprietary information received by a Party pursuant to this Agreement from the other Party including any and all of the following kinds of information so received: any patent application or drawing, trade secret, protocol, design, invention, idea, samples, assay components, process, formula, or test data (including clinical data) relating to: any research project, work in progress or development, engineering, manufacturing, regulatory, marketing, servicing, financing or personnel matter of the disclosing Party, its current or future products, sales, suppliers, clients, customers, employees, collaborators, investors or business, whether in oral, written, graphic or electronic form.

1.6 “Control” means, with respect to a particular item of Know-How, particular Patent or other item of intellectual property that the applicable Party owns or has other rights to and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such item or rights as provided for herein without breaching an agreement with a Third Party that is in effect as of the Effective Date.

1.7 “FDA” means the United States Food and Drug Administration, and any successor thereto.

1.8 “FDA/FDA Counterpart” means a supranational, regional, federal, state, provincial or other local regulatory agency, department, bureau or other governmental authority with jurisdiction over Regulatory Approvals, including the FDA and its counterpart authorities through the world.

1.9 “Field” means production of PRP for use in the Therapeutic Field.

1.10 “IND” means any filing with any FDA/FDA Counterpart in order to permit clinical testing in humans (that if accepted, or not rejected within a certain time, will make it legally permissible to conduct such testing).

1.11 “Know-How” means any and all data, instructions, processes, methods, formulae, materials, expert opinions, biological materials (including cell lines, vectors and their progeny and derivatives), and information (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, clinical, safety, manufacturing and quality control data). Know-How does not include what is set forth in any published and/or issued Patents.

1.12 “Laws and Regulations” has the meaning given in Section 5.11.

1.13 “Licensed Know-How” means all Know-How Controlled by ThermoGenesis or its Affiliates and necessary or useful for the manufacture, development and/or marketing of Licensed Products. For the avoidance of doubt, Licensed Know-How includes all data with respect to Res-Q Technology that may be necessary or useful to include in Regulatory Filings as to Licensed Product(s) or PRP produced using Licensed Product, for the Field or Therapeutic Field (respectively).

1.14 “Licensed Patents” means (a) the Listed Patents and (b) any and all other Patents Controlled by ThermoGenesis or its Affiliate as of the Effective Date or at any time during the Term that Claim Res-Q Technology.

1.15 “Licensed Products” means the Res-Q™ (Res-Q60 BMC)(“Res-Q”) device and accessories for bone marrow processing, concentration and stem cell harvesting, which consists of a processing tray and centrifuge (“Res-Q System”) and disposable kit (“Res-Q Disposable”), and various accessories, as further described on Exhibit A attached hereto, and any other Res-Q Technology.

1.16 “Listed Patents” means (a) the patent application set forth on Schedule 1; (b) all patent applications claiming priority to or common priority therewith or based on the foregoing, including all converted provisional or regular utility filings, divisionals, continuations, continuations-in-part and substitutions thereof; (c) all patents issuing on any of the foregoing, and all reissues, reexaminations, renewals and extensions thereof; (d) all counterparts to the foregoing in other countries; and (e) all Supplementary Protection Certificates and other similar rights of ThermoGenesis or any ThermoGenesis Affiliate based on any of the foregoing.

1.17 “Party” means BioParadox or ThermoGenesis; “Parties” means both of them.

1.18 “Patent” means any patent application or patent, including all of the following kinds and their equivalents outside the United States (as applicable): provisional, converted provisional (or regular), divisional, continuation, continuation-in-part, and substitution applications; and regular utility, re-issue, re-examination, renewal and extended patents (including Supplementary Protection Certificates).

1.19 “PRP” means platelet-rich plasma, whether of human or other animal origin.

1.20 “Regulatory Approval” means, collectively with respect to a particular jurisdiction, all governmental approvals (but excluding pricing and reimbursement approvals), product and/or establishment licenses, registrations, clearances or authorizations necessary for the manufacture, use, storage, import, export, transport, marketing and sale of a composition as a pharmaceutical, biologic or medical device in such jurisdiction.

1.21 “Regulatory Approval Application” means an application for Regulatory Approval.

1.22 “Res-Q Technology” means the products set forth in Exhibit A and the Res-Q Technology Improvements.

1.23 “Res-Q Technology Improvements” means any and all improvements, enhancements, and modifications to and substitutes for the Res-Q technology by or for ThermoGenesis or its Affiliates that are specific or beneficial to the production, processing or concentration of PRP (including any subject matter of the Listed Patents that are specific or beneficial to the production, processing or concentration of PRP). Technology developed by or for BioParadox or its Affiliates (or anyone deriving rights from them) is not considered to be developed “by or for ThermoGenesis of its Affiliates” for purposes of this definition or any other purpose, provided that it does not use materials supplied by ThermoGenesis under this Agreement in such efforts and does not infringe Licensed Patents in such efforts.

1.24 “Specifications” has the meaning, as to each Licensed Product, given in Section 5.2.

1.25 “Supply Failure” has the meaning given in Section 5.18.

1.26 “Supply Product” means any Licensed Product manufactured by or for ThermoGenesis for its Affiliates.

1.27 “Term” means the term of this Agreement, as determined under Article 10.

1.28 “Therapeutic Field” means treatment, prevention and diagnosis of any and all cardiovascular and cardiac diseases and conditions using PRP (or any fraction thereof, or any by-product of producing PRP) using Res-Q Technology, including the treatment, prevention and diagnosis of peripheral vascular disease using PRP whether or not in combination with other therapy(ies) or treatment(s).

1.29 “Third Party” means any entity or person other than BioParadox, ThermoGenesis, or an Affiliate of either of them.

1.30 “Territory” means worldwide.

1.31 “Trademarks” means any trademarks or trade names of ThermoGenesis and/or its Affiliates associated or used with Res-Q Technology.

1.32 “Valid Claim” means a claim of an issued patent within the Licensed Patents, which claim has not expired, been abandoned (including via admissions of invalidity and/or unenforceability), lapsed or been lost (including via an interference) or been found to be invalid or unenforceable in a final decision from which no appeal can be or is taken.

ARTICLE 2
GRANTS OF RIGHTS; COVENANTS

2.1 Technology License Grant. ThermoGenesis hereby grants to BioParadox and its Affiliates an exclusive (even as to ThermoGenesis and its Affiliates), freely sublicensable (through one (1) or more tiers of sublicensees, without the need to obtain consent from ThermoGenesis or its Affiliates) license under the Licensed Patents and Licensed Know-How (a) to use, research, offer to sell, sell, import, export and otherwise commercialize Licensed Products for the Field in the Territory; (b) to make and have made Licensed Products in the circumstances as permitted in Section 5.18 or Article 10; and (c) to copy, publicly perform, publicly display, and make derivative works of any literature provided by ThermoGenesis with respect to the Licensed Product, but solely in connection with the licensed activities of (a) and (b) for the Field.

2.2 Appointment As Distributor. ThermoGenesis hereby appoints BioParadox as the exclusive distributor of Licensed Products for the Field in the Territory.

2.3 Exclusive Supply of Licensed Product for the Therapeutic Field. ThermoGenesis shall, as more particularly provided for in Article 5, supply BioParadox with Licensed Products for the Field. ThermoGenesis’ supply to BioParadox shall be exclusive as to Licensed Products that are for the Field. ThermoGenesis and its Affiliates shall not supply any Licensed Product to any entity to produce PRP for use in the Therapeutic Field, and shall cease supplying any entity that labels, promotes, advertizes, publishes, publicizes, characterizes or otherwise commercializes any Licensed Product for the Field. BioParadox may call such entities to ThermoGenesis’ attention from time to time.

2.4 Protection of Field Exclusivity. ThermoGenesis shall not grant to any third party any right to sell or use the Licensed Products for the Field within the Territory. In the event that ThermoGenesis becomes aware of the unauthorized sale or use of any of the Licensed Products, ThermoGenesis shall use commercially reasonable, good faith efforts to enforce the limitations and restrictions contained in any agreement with a third party with respect to the Licensed Products.

2.5 Trademark License Grant. ThermoGenesis hereby grants BioParadox and its Affiliates the right to use and display the Trademarks with Licensed Products in connection with activities within the scope of the license of Section 2.1. The decision whether or not to use and display the Trademarks shall, as between the Parties, be in BioParadox’s discretion. BioParadox and its Affiliates and sublicensees shall, if and to the extent they choose to exercise the foregoing Trademark license, comply with ThermoGenesis’s reasonably and customary written quality standards and procedures, of which ThermoGenesis shall provide the then-current version each January during the Term including any requirements not to alter, deface or remove any ThermoGenesis Trademarks displayed on any Licensed Product or its packaging as regards those units for which BioParadox elects to use the Trademarks. Notwithstanding the foregoing, but subject to any third party vendor requirements applicable to any Licensed Product produced by such vendor, BioParadox’s (and its Affiliates’ and sublicensees’) trademarks may be displayed on Licensed Product packaging, and the parties shall reasonably cooperate with one another to ensure that all Licensed Product packaging and labeling complies with applicable law. Except as provided in this Agreement, nothing herein shall grant to BioParadox any right, title or interest in the ThermoGenesis Trademarks, which right, title and interest shall be vested in ThermoGenesis. BioParadox shall promptly notify ThermoGenesis if, during the term of this Agreement, BioParadox becomes aware of and concludes that any other Person who is using any trademark, trade name, service mark, service name or logo that is substantially or confusingly similar to the ThermoGenesis Trademarks used by BioParadox pursuant to the authority granted by ThermoGenesis hereunder.

2.6 Data. To the extent of ThermoGenesis’ rights, and subject to any applicable non-disclosure or confidentiality agreements, ThermoGenesis shall disclose to BioParadox monthly (a) any and all data known to ThermoGenesis or its Affiliate which data are with respect to Res-Q Technology devices, including data with respect to reproducibility of output of the devices (whether or not the output is PRP); and (b) regulatory updates as to the progress of the foregoing devices (including a summary of regulatory submissions, meetings and feedback with FDA/FDA Counterparts and reports and observations regarding reliability and reproducibility of output from the devices).

2.7 Translation of Materials. ThermoGenesis shall not bear any cost or responsibility to create and maintain all literature required, in any languages required, in order to market, sell, distribute and service the Licensed Products in the Territory, including without limitation all labeling, package inserts, instruction manuals, registrations, sales literature and other promotional materials for the Licensed Product. If BioParadox translates any literature provided by ThermoGenesis, BioParadox shall do so at (as between the Parties) its own cost and expense and shall transfer to ThermoGenesis all rights, title and interest in the translated materials. A copy of all translated materials will be provided to ThermoGenesis prior to release and distribution and BioParadox shall make any corrections of any errors in the translation of which BioParadox receives written notice from ThermoGenesis. To avoid doubt, BioParadox’s literature that it (or its Affiliate or sublicensee) authors or commissions relating to BioParadox’s exclusive Field is not required to be transferred to ThermoGenesis or reviewed by ThermoGenesis prior to release and distribution; provided that BioParadox shall provide a copy of all such materials to ThermoGenesis within a reasonable time, not to exceed 30 days after any release or distribution.

2.8 Reservation of Title. ThermoGenesis reserves to itself and retains all right, title and interest in and to the Res-Q Technology (including all Res-Q Technology Improvements). BioParadox may not use the Licensed Products (including parts) provided by ThermoGenesis under this Agreement to duplicate, translate, decompile, reverse engineer or adapt the Licensed Product and parts without the prior written consent of ThermoGenesis. Nothing in this Agreement shall be read to prevent BioParadox from licensing, otherwise creating or otherwise developing next-generation or other technologies for the Field or the Therapeutic Field, as long as BioParadox does not use materials supplied by ThermoGenesis under this Agreement in such efforts and does not infringe Licensed Patents in such efforts.

2.9 No Other Rights. Except as expressly provided in this Agreement, no right, title, or interest is granted by ThermoGenesis to BioParadox hereunder, and ThermoGenesis may distribute products other than the Licensed Product, or the Licensed Product for use in Fields other than the Field within the Territory, either directly or indirectly through distributors, and no right, title or interest is granted by ThermoGenesis to BioParadox relating to such products. Except as expressly provided in Section 3.4, no right title or interest in any Patent or Know-How is granted from BioParadox to ThermoGenesis.

ARTICLE 3
DEVELOPMENT; COMMERCIALIZATION

3.1 Development for Therapeutic Indication. BioParadox shall have the exclusive right at its sole cost and expense to develop and publish data with respect to use for the Therapeutic Field of PRP produced by Res-Q Technology. BioParadox shall have the exclusive right, at its sole cost, expense and risk, to generate preclinincal data, conduct clinical trials and obtain full regulatory approval for the use of Neutrophil-Depleted PRP (“NDPRP”) generated by the Licensed Products in the Field. Furthermore, (a) within six months after the Effective Date, BioParadox will provide research data that supports the enhanced efficacy of Neutrophil Depleted PRP over conventional PRP or either Party may terminate this Agreement by written notice to the other Party and (b) within one (1) year after the Effective Date, BioParadox shall publish or present at a conference data to validate that PRP produced using Res-Q Technology has utility for the Therapeutic Field, or exercise its elective termination right under Section 10.2. To avoid doubt, the following data are sufficient to satisfy the requirements of clauses (a) and (b) of the foregoing sentence: data demonstrating that, comparing each to controls, treatment with NDPRP will result in better cardiac function (as measured by left ventricular ejection fraction) than treatment with conventional PRP.

3.2 Diligence.

(a) Obligation; Purchase of Extensions. BioParadox shall achieve the following milestones set forth on Exhibit E by the dates set forth therein, or else pay the extension fee corresponding to the particular milestone within sixty (60) days after such date or else ThermoGenesis shall have the right as its exclusive remedy to terminate this Agreement by 30 days written notice to BioParadox within 60 days after the applicable deadline; provided that BioParadox does not cure (e.g., pay the fee) within the 30-day notice period.

(b) Effect of Extensions. Subject to the expiration date set forth in Section 10.1, if BioParadox pays any extension fee under subsection (a) (by reference to the amounts set forth in Exhibit E), then the applicable amount of time extension purchased will extend both the milestone that was not met timely, and all subsequent milestones. For example, if BioParadox pays to extend milestone 1 by 2 years, then each of milestones 1, 2, 3 and 4 shall be extended by 2 years from the explicit date that is set forth in the second column of the table, so that the actual deadline date for each of the milestones (if no further extensions are subsequently purchased by BioParadox) shall be August 1 of 2015, 2017, 2019 and 2021 for milestones 1, 2, 3 and 4, respectively.

(c) Operation of Averaging in Milestone 4. The quarterly minimum purchase of milestone 4 is averaged over each calendar year. The months of August, September, October, November and December from the month when the deadline to begin meeting milestone 4 on an ongoing basis occurs shall be averaged together with the quarters of the following calendar year, and thereafter all averaging shall occur on a calendar year basis.

(d) Activities of Others. BioParadox may achieve the milestones of this Section 3.2 by its own activities, or by those of its Affiliates, sublicensees, sub-distributors, or anyone deriving rights from any of them.

(e) Exclusive Diligence Obligations. The exclusive diligence obligations of BioParadox, its Affiliates, sublicensees, sub-distributors, and anyone deriving rights from any of the foregoing shall be those set forth in this Section 3.2, to the exclusion of all other diligence obligations, express or implied, at law or in equity.

3.3 Commercialization. As between the Parties, BioParadox shall have the sole right at its sole cost and expense to commercialize (including promotion, registration, publication, marketing, selling, importing and exporting) Licensed Product for the Field in the Territory. As between the Parties, BioParadox shall have the right to select, own, file for, register, maintain and control any and all trademarks and trade names other than the Trademarks for use with the Licensed Products for the Field within the Territory. In addition, as between the Parties, BioParadox shall be entitled to decide in its discretion whether to use and display the Trademarks with Licensed Product in connection with the use of the Licensed Products for the Field in the Territory.

3.4 ThermoGenesis Right to Use Data. Notwithstanding the provisions of this Agreement, each Party shall on a regular basis, not less than quarterly and in any event sufficiently quickly to allow each Party to comply with applicable Laws and Regulations (as defined in Section 5.11), provide to the other Party all data generated by or on behalf of (or under license from) such Party that relates to the reliability and reproducibility of the output of Res-Q Technology, or is necessary for the other Party to have in order to comply with any applicable Law or Regulation (e.g., safety reporting requirements to FDA or a counterpart to FDA). Data disclosed to BioParadox under this provision is, to avoid doubt, considered Licensed Know-How within the license to BioParadox in Section 2.1. For data disclosed by BioParadox to ThermoGenesis under this provision, ThermoGenesis shall have all rights to use and exploit such data outside the Field for any application other than in connection with the use of the Licensed Products for the Field within the Territory. The foregoing shall not be read to imply a license to any patent right; rather, it speaks only to use of the data.

3.5 Distribution Options. BioParadox shall have exclusive distribution rights for the Licensed Product for the Field within the Territory. However, the Parties agree that in certain areas, BioParadox may not be equipped to maximize distribution compared to potential third party distributors. Where third party distribution offers business advantages, the Parties agree to reasonably consider alternative distribution arrangements.

ARTICLE 4
FINANCIAL TERMS

4.1 Initial Order. BioParadox is required to place the initial $[*] order of Section 5.3 on the timing set forth in Section 5.3.

4.2 Pricing. Pricing for supply shall be as provided for in Section 5.1.

4.3 Extension Fees. Section 3.2 provides for diligence milestone extension fees under certain circumstances at BioParadox’s election to maintain rights, which shall be payable to the extent and when provided for in such Section.

4.4 Late Payments. Any payment due under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate equal to the lesser of: the Prime Rate during the period of late payment plus two percent (2%) interest compounded annually; or the maximum rate permitted by law, calculated based on the number of days that payment is delinquent until full payment has been made. “Prime Rate” means the prime or equivalent rate quoted by The Wall Street Journal with respect to the time period in which payment was delinquent.

4.5 Records and Audit. ThermoGenesis shall keep (or cause to be kept) complete and accurate records pertaining to the cost elements of underlying pricing (as described in Section 5.1) for Licensed Products supplied under this Agreement in sufficient detail to permit BioParadox to confirm the proper calculation of pricing as per Section 5.1. BioParadox shall have the right, at its expense, to cause an independent, certified public accountant to audit such records necessary to confirm ThermoGenesis’ calculations of pricing as per Section 5.1. Such independent, certified public accountant shall be bound by appropriate confidentiality and non-use obligations. It shall be nationally recognized in the United States. Such audit rights may be exercised no more often than once a year, and only once with respect to records regarding any given accounting period, exercised within one (1) year after the year to which such records relate, upon reasonable advance notice to ThermoGenesis and during normal business hours. The terms of this Section shall survive any termination or expiration or termination of this Agreement for a period of one (1) year.

4.6 Tax Requirements. The parties acknowledge that the purchase prices of the Licensed Products do not include any sales, excise, use, value added or other government taxes or duties that may be applicable to the export, import or purchase of the Licensed Product and parts, including all income and income-based taxes imposed on ThermoGenesis under applicable laws in the Territory, which taxes shall be the sole responsibility of and BioParadox agrees that it will bear all such taxes and duties. When ThermoGenesis has the legal obligation to collect and/or pay such taxes or duties, the appropriate amount shall be added to BioParadox’s invoice and paid by BioParadox to ThermoGenesis, unless BioParadox provides ThermoGenesis with a valid tax exemption certificate authorized by the appropriate governmental taxing authority, or provides proof of payment to such authority.

4.7 Withholding Taxes. If laws or regulations require that taxes be withheld from payments due to ThermoGenesis hereunder, BioParadox will (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to ThermoGenesis within sixty (60) days if requested in writing by ThermoGenesis following that tax payment.

ARTICLE 5
SUPPLY

5.1 Pricing. The pricing for the supply of Supply Products to BioParadox shall be at [*]% of the invoiced cost to ThermoGenesis by Third Parties for the manufacture and delivery of such Supply Products. The current invoiced cost to ThermoGenesis for the manufacture and delivery of the Supply Products is set forth on Exhibit C and the current purchase price for the Supply Products is set forth on Exhibit A. If ThermoGenesis or its Affiliate manufactures in the future, then, pricing will be [*]% of ThermoGenesis’ actual per-unit costs of such manufacture determined in accordance with U.S. GAAP consistently applied (and including a reasonable allocation of manufacturing overhead but excluding all corporate overhead), but in any event such sales price shall not exceed the pricing of Exhibit A.

5.2 Scope of Product Supply; Specifications. The Supply Products manufactured for ThermoGenesis currently are the products set forth in Exhibit A. The specifications for these products are as in Exhibit B. The “Specifications” for a given Supply Product are the ones attached to this Agreement. ThermoGenesis shall provide BioParadox not less than thirty (30) days advanced notice of any change in Specifications. Changes to the Specifications for a Supply Product which alter performance or function or would require new clinical testing by BioParadox or regulatory review of the resulting PRP shall be subject to consent of BioParadox (“Changes Requiring Consent”), which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding any provision of this Agreement, the foregoing requirements of this Section 5.2 shall not apply to unlicensed products obtained from third party vendors, including, without limitation, the Res-Q 3400 Centrifuge and Res-Q Cart System set forth on Exhibit A (all such Licensed Products are “Vendor Products;” “Vendor Products” exclude all Licensed Products set forth on Exhibit A as of the Effective Date other than the Res-Q 3400 Centrifuge and Res-Q Cart System). ThermoGenesis shall make good faith efforts to obtain such notice rights from the vendors of the Vendor Products. In the event that ThermoGenesis is unable to secure the notice rights from such vendors, then BioParadox shall have the right to independently source such Vendor Products. If BioParadox elects to independently source such Vendor Products, then ThermoGenesis shall provide any specifications or other information owned by ThermoGenesis with regard to such vendor Products, to the extent that such information may legally be disclosed and is not subject to nondisclosure, confidentiality or other legal restrictions. Any Res-Q Technology that is not a Licensed Product set forth on Exhibit A shall be available for supply to BioParadox under this Agreement only if ThermoGenesis or its Affiliates produces or sells such Licensed Products to Third Parties. Notwithstanding the foregoing, ThermoGenesis is not required to expand the Licensed Products it produces beyond those set forth on Exhibit A

5.3 Initial Order and Initial Order Pricing. Exhibit C sets forth the current per-unit price for the Supply Products being manufactured as of the Effective Date. Within 90 days after the Effective Date, BioParadox shall place an initial order for Supply Product(s) that when invoiced on the current pricing set forth in Exhibit C shall total at least $[*].

5.4 Subsequent Orders. Not later than the first day of each calendar quarter, BioParadox shall provide to ThermoGenesis a rolling quarterly forecast of BioParadox’s requirements for Supply Products for the twelve (12) month period commencing that quarter. The requirements for the first quarter period of each rolling quarterly forecast shall constitute a firm and binding Purchase Order for that quantity of Supply Products, and shall be delivered to BioParadox in full prior to the end of the same quarter. The remaining rolling quarterly forecast shall constitute non-binding estimates of Supply Product requirements for the period described, however the 2nd quarter in any forecast shall be varied by no more that +/- 20% in the subsequent binding forecast, unless mutually agreed by the parties. The 3rd and 4th quarter of each forecast are non-binding and may be modified by BioParadox at any time in its sole discretion. Any aggregate increase in firm order quantities over forecasted quantities for a given quarter in excess of 20% as the second quarter of any forecast rolls forward the next quarter to be the first quarter of the subsequent forecast shall be subject to mutual agreement and the capacity constraints of ThermoGenesis.

5.5 Shortage. In case of shortage of Supply Product (i.e., if BioParadox’s orders together with other orders or ThermoGenesis’ requirements for the given Supply Product for purposes outside the Field exceed the available supply) in any given time period, then without limiting ThermoGenesis’ obligations under Section 5.4, ThermoGenesis shall allocate to BioParadox no less than its proportionate share of Supply Product based on ordering history in the 12 months leading up to the shortage.

5.6 No Change to Terms of this Agreement in Purchase Orders/Confirmations. No purchase order, purchase order confirmation, or other document exchanged in connection with supply under this Agreement shall be deemed to amend or modify the terms of this Agreement. In case of any conflict between this Agreement and any purchase order, purchase order confirmation, or other document exchanged in connection with supply under this Agreement, this Agreement shall govern and prevail. All purchase orders, purchase order confirmations, and other documents exchanged in connection with supply under this Agreement are hereby expressly rejected to the extent of any conflict with this Agreement.

5.7 Shipping; IncoTerm. ThermoGenesis shall ship and insure in accordance with BioParadox’s written instructions to the facility designated by BioParadox (which may be the facility of BioParadox, its Affiliate, its contractor, or otherwise). Shipping terms shall be FCA (IncoTerms 2000) ThermoGenesis facility in Rancho Cordova, California, or ThermoGenesis contract manufacturer location.

5.8 Manufacturing Documentation and Certification. Each shipment shall be accompanied by a manufacturing certificate confirming conformity of each unit of Supply Product to the applicable Specifications and manufacture in accordance with Laws and Regulations, and such other documentation as BioParadox may reasonably require for quality and compliance purposes.

5.9 Invoicing. ThermoGenesis may invoice BioParadox for each shipment as of or after the date of shipment. ThermoGenesis shall provide such invoices in writing. Each invoice shall be due within 45 days after BioParadox receives it.

5.10 Acceptance; Rejection. BioParadox shall have 45 days from its receipt of each Supply Product shipment from ThermoGenesis to inspect and accept or reject each shipment in writing. If BioParadox does not provide written notice to reject a shipment within 45 days after BioParadox receives it, then BioParadox shall be deemed to have accepted it. If BioParadox provides written notice to reject a given shipment, then (a) ThermoGenesis shall promptly (within 15 days) replace the quantities included in such shipment to the extent ThermoGenesis has such Supply Products in stock, and shall otherwise replace such quantities as soon as possible but not more than 30 days from the date of such notice, and (b) take possession of the rejected quantities of Supply Product at its sole expense (including being responsible for the costs of return shipping). In the case of latent defects not discovered on routine inspection during the acceptance/rejection period described above, BioParadox shall have a period of 45 days from discovery of the latent defect to notify ThermoGenesis of the problem and the effects set forth in the foregoing sentence shall then apply.

5.11 Compliance with Law and Applicable Regulatory and Industry Standards. ThermoGenesis shall (and shall require its Affiliates and any contractors permitted under Section 5.17 to), in its and their manufacture of Supply Products for supply under this Agreement, comply fully with cGMP, all applicable laws of the Territory, all applicable regulations and requirements of FDA/FDA Counterpart(s) of the Territory, and all applicable industry standards, including ISOs (collectively “Laws and Regulations”).

5.12 Conformity to Specifications Upon Delivery. ThermoGenesis hereby covenants that upon delivery FCA the receiving facility, each unit of Supply Product delivered under this Agreement shall have been manufactured in compliance with this Agreement (including Section 5.11), shall be free of manufacturing defects, and shall conform in all respects to the applicable Specifications.

5.13 Intentionally Deleted.

5.14 Records. Each Party shall maintain for at least five (5) years or the applicable Law and Regulations requirement (whichever is longer) their respective records to ensure compliance with any Laws and Regulations, including traceability of all shipments of Supply Product. These records shall include the part number (if any), manufacturing dates, shipping dates and lot/batch number. Each Party shall be allowed access to the other Party’s records at all reasonable times during normal business hours, or at such other times that are mutually agreed by the Parties, promptly following the requesting Party’s request.

5.15 Audits. If required for regulatory compliance, BioParadox shall be entitled to conduct or have conducted audits of the facility or facilities used to manufacture Supply Product for delivery under this Agreement. BioParadox shall give at least 5 days notice prior to each audit.

5.16 Intentionally Deleted.

5.17 Subcontracting. ThermoGenesis currently subcontracts the manufacture of the Supply Products, and intends to subcontract such manufacture in the future.

5.18 Supply Assurances.

(a) On-Time Shipment. Upon receipt of a purchase order for Supply Products from BioParadox, ThermoGenesis shall confirm the promised shipment date to BioParadox, provided that such shipment date shall always ensure that shipment is made within the same calendar quarter as per Section 5.4 herein. BioParadox shall calculate the on-time shipment performance of ThermoGenesis (“On-Time Shipment”) in shipping Supply Products ordered by BioParadox, targeting a goal of [*]% On-Time Shipment for any individual calendar quarter. Additionally, in the event that orders from BioParadox exceed the binding forecast for such calendar quarter, ThermoGenesis shall only be measured against the quantities as provided in the binding forecast.

(i) The Delivery Metrics shall be calculated as follows: (1) the numerator shall be the number of items shipped on or before the promised shipment date (with the 5 day allowance specified above), and incomplete (partial) shipments are included in the calculation to the extent of the items shipped; and (2) the denominator shall be the total number of items ordered from and confirmed by ThermoGenesis each calendar quarter.

(ii) BioParadox shall provide a copy of the scorecard utilized to calculate this Delivery Metric directly to ThermoGenesis so that ThermoGenesis may raise any issues with the calculation it deems relevant. If the On-Time Shipment of ThermoGenesis using this Delivery Metric falls below [*]% for any individual calendar quarter, ThermoGenesis shall reduce the price of the Supply Products by the following matrix:

Event Price Reduction

1st occurrence of non-compliance [*]%

2nd and any subsequent occurrence of non-compliance [*]%

(iii) Notwithstanding the foregoing, the price reduction under this provision will continue for the Supply Products until the On-Time Delivery of ThermoGenesis exceeds [*]% for a period of [*] consecutive days, at which time the pricing determined pursuant to Section 5.1 shall apply.

(iv) If the On-Time Delivery of ThermoGenesis is [*]% or less for [*] calendar quarters in any one year, or more than [*] calendar quarters over any rolling [*] year period during the term of this Agreement, and such non-compliance is not the result of Force Majeure, BioParadox has the option, at its sole expense, to directly source the manufacture of the Supply Products from a contract manufacturer for purposes of obtaining Supply Products for use in the Field within the Territory consistent with this Agreement or to itself (or by its Affiliate) manufacture; provided that, BioParadox notifies ThermoGenesis in writing within 30 days of the triggering non-compliance of BioParadox’s intent to have the Supply Products manufactured.

(b) Discontinued Product. In the event that ThermoGenesis elects to discontinue the manufacture of any Supplied Product, it shall provide not less than one hundred righty (180) days advanced notice to BioParadox, and BioParadox shall have the right to elect to manufacture the Supply Product (excluding all Vendor Products) for purposes of commercializing the Supply Product in the Field within the Territory by written notice to ThermoGenesis, not later than thirty (30) days prior to the end of the notice period.

(c) Supply Failure. In the event that ThermoGenesis is failing to manufacture Supply Product due to the financial stability or condition of ThermoGenesis, or the Delivery Metric is less than [*]% in any [*] period, BioParadox shall have the right to elect to manufacture the Supply Product (excluding all Vendor Products) for purposes of commercializing the Supply Product in the Field within the Territory by written notice to ThermoGenesis.

5.19 Manufacturing Information. In the event of an election under Section 5.18(a)(iv), a Discontinued Product under Section 5.18(b) or Supply Failure under Section 5.18(c), as set forth in Section 5.18 above, or BioParadox having the right to manufacture under Article 10, ThermoGenesis shall within 15 days after written demand from BioParadox disclose to BioParadox in full the detailed instructions for manufacturing the current Supply Products (excluding all Vendor Products), including batch records and SOPs. Additionally, in the event that (X) ThermoGenesis has a Cash Balance of less than $[*] or a Quick Ratio of less than [*], or (Y) On-Time Delivery drops to [*]% or less over any calendar quarter for the second time, then ThermoGenesis shall within 15 days after written demand from BioParadox deposit with a mutually acceptable third party escrow holder the detailed instructions for manufacturing the current Supply Products (excluding all Vendor Products), including batch records and SOPs, and shall provide quarterly updates to the escrowed information to keep the information that is in escrow fully current. The escrow holder shall be authorized and required to release the escrowed information to BioParadox in the event of an election under Section 5.18(a)(iv), a Discontinued Product under Section 5.18(b) or Supply Failure under Section 5.18(c), or BioParadox having the right to manufacture under Article 10. BioParadox shall be authorized to manufacture Supply Products (other than Vendor Products) for purposes of commercializing the Supply Product in the Field within the Territory during the term of this Agreement. For purposes of this provision “Cash Balance” shall mean the cash balance and short-term investments, net of debt or borrowed funds, at any month end and “Quick Ratio” means current assets less inventories, divided by current liabilities. ThermoGenesis management shall confirm the relevant financial information within 20 days following any month end, in writing to BioParadox.

5.20 Reports. Each Party shall notify the other as soon as possible, but in no event in more than three (3) business days after learning the information, of any complaint or adverse event report that they become aware of relating to the Supply Products. ThermoGenesis shall be solely responsible for establishment and maintenance of all required monitoring, vigilance, complaint handling and reporting systems for Supply Product, including medical device reporting, vigilance reports, field recalls, and corrective actions (“Reports”). ThermoGenesis shall take all necessary actions required for any Reports and shall provide to BioParadox in writing information on the status of any Reports (a) upon BioParadox’s request and (b) in a quarterly summary of all complaint and corrective actions relevant to the use of Supply Product.

5.21 Recalls. “Recall” means any required removal of Supply Product from inventory of BioParadox, its Affiliates, designees and customers as required by FDA Quality System Regulations, 21 CFR 806 et seq., and related Laws and Regulations, at the reasonable discretion of ThermoGenesis after determination that Supply Product contains a manufacturing, design or other defect rendering it unsuitable for medical or clinical use. If there is a Recall of any Supply Product anywhere in the Territory, each Party shall cooperate fully with the other in effecting such Recall, including promptly returning any affected inventory in its possession and promptly communicating to any customers information as to the Recall or instructions for compliance with the Recall. ThermoGenesis shall, at its sole option, cost, and expense (a) promptly replace any Recalled Supply Product with new compliant Licensed Product; or (b) promptly issue a refund to BioParadox for any Recalled Supply Product. ThermoGenesis shall pay, or reimburse BioParadox, for all reasonable out-of-pocket expenses incurrected in effecting such Recall of Supply Product, including any shipping costs related to return and/or replacement of recalled Supply Products.

5.22 Returns. There are no rights of return for cash. Licensed Product returns are allowed under ThermoGenesis’ warranty program. All Licensed Product returns must be approved by ThermoGenesis and assigned a Return Material Authorization (“RMA”) number. To obtain an RMA number prior to return, BioParadox shall notify ThermoGenesis of the description of the Licensed Product, quantity, reason for return, serial number of device and date of purchase of Licensed Product to be returned. Upon request from ThermoGenesis, BioParadox shall return the rejected Licensed Products in accordance with ThermoGenesis’ reasonable instructions at ThermoGenesis’ expense, provided that such instructions comply with all applicable laws and regulations. The RMA number shall be prominently displayed on the outside of the shipping box and the Licensed Products shall be packaged to protect them from shipping damage. Repair for costs of damage due to improper packaging by BioParadox for shipping between it and its customers will be the responsibility of BioParadox.

5.23 Product Warranties. ThermoGenesis’ standard warranty is attached hereto as Exhibit D. BioParadox shall either (a) pass on to their customers the Licensed Product warranties set forth in Exhibit D, a copy of which warranty will be included in the packaging of the Licensed Product, or (b) provide in the terms of sale that ThermoGenesis assumes no liability and the customer is only legally entitled to look to BioParadox or its Affiliate or sublicensee. BioParadox shall not provide on behalf of ThermoGenesis customer warranties greater than those authorized by ThermoGenesis, and BioParadox shall defend, indemnify, and hold harmless ThermoGenesis from any claims resulting from any BioParadox actions or policies with respect to product warranties that are inconsistent with or greater than any warranty applicable between ThermoGenesis and BioParadox (provided that ThermoGenesis complies with the procedures of Section 8.3).

ARTICLE 6
INTELLECTUAL PROPERTY

6.1 Prosecution of Licensed Patents.

(a) ThermoGenesis Responsibility for Licensed Patents not Specific to the Field. ThermoGenesis shall use reasonable efforts to file, prosecute and maintain any and all Licensed Patents that are not specific to the Field, all in ThermoGenesis’ own name. ThermoGenesis shall bear all costs associated with such filing, prosecution and maintenance. ThermoGenesis shall keep BioParadox fully informed of (including by providing to BioParadox advanced drafts of planned correspondence and filings with patent offices worldwide and promptly delivering copies of office actions and the like received from such offices), and shall confer with BioParadox and obtain BioParadox’s advance comments and input regarding such prosecution and maintenance. ThermoGenesis shall incorporate, where reasonable (meaning wherever reasonably consistent with the basic principle of obtaining broad but valid coverage for Licensed Products), BioParadox’s comments with respect to such proposed filings, to the extent relevant to Licensed Products or their manufacture or use within the scope of the license of Section 2.1. ThermoGenesis shall also provide ThermoGenesis with copies of substantive actions and communications received from such patent authorities with respect to such Patents, promptly after receipt by BioParadox. Notwithstanding the foregoing, ThermoGenesis shall not be obligated to file, prosecute or maintain Licensed parents in any country or jurisdiction.

If ThermoGenesis elects to abandon, or not to file or prosecute, any such Licensed Patent in any one or more countries, ThermoGenesis shall give notice of such election to BioParadox promptly, but in any event at least sixty (60) days, before any filing or payment of fees is required for such prosecution or maintenance. If after receiving such notice, BioParadox gives notice to ThermoGenesis that BioParadox shall take responsibility for such Patent, ThermoGenesis shall (i) promptly provide BioParadox with all pertinent files, correspondence, records, information and other documents relating thereto in its Control, and (ii) take all other actions reasonably necessary to transfer to BioParadox the authority to prosecute, maintain and file for such Patent (including its progeny), in the name of ThermoGenesis, in the applicable country(ies).

(b) Licensed Patents Specific to the Field. BioParadox shall be solely responsible for and have the right to, but not be obliged to, assume in the name of ThermoGenesis filing, prosecution and maintenance activities with respect to all Licensed Patents that are specific to the Field. If BioParadox elects to do so, then the provisions of Section 6.1(a) shall apply mutatis mutandis.

6.2 Infringement of ThermoGenesis Patents by Third Parties; Declaratory Judgment Actions.

(a) Notification. Each Party shall promptly notify the other Party in writing of any alleged, threatened or actual infringement of the Licensed Patents of which it becomes aware and provide any information available to that Party relating to such infringement.

(b) Enforcement Against Infringement in the Field.

(i) First Right. If any Licensed Patent is infringed by a Third Party by activities with any Licensed Product in the Field (in whole or in part) (“Competitive Infringement”), BioParadox (or its Affiliate or Sublicensee) shall have the first right, but not the obligation, to initiate, prosecute and control any action with respect to such Third-Party infringement, by counsel of BioParadox’s own choice and at BioParadox’s own expense, to secure the cessation of the infringement or to bring suit against the infringer.

(ii) Back-Up Right. If BioParadox does not choose to exercise its first right to enforce Licensed Patents against any given Competitive Infringement within 180 days after first notice between the Parties with respect to a particular infringer under subsection (a), then ThermoGenesis shall have the right to enforce the Licensed Patents against such Competitive Infringement.

(c) Enforcement by ThermoGenesis of the Licensed Patents Against Infringement other than Competitive Infringement. If any Licensed Patent is infringed by a Third Party by activities that do not constitute Competitive Infringement (i.e., infringement with products that are not Licensed Products or infringement that is wholly outside the Field), then ThermoGenesis shall have the sole right to bring and control any such action by counsel of its own choice and at its own expense, and BioParadox shall have the right to participate in such action solely as an observer and be represented by counsel of its own choice at its own expense. ThermoGenesis shall not bring any such action without first discussing the matter with BioParadox and considering BioParadox’s comments.

(d) Cooperation. The Party that does not bring any such action or proceeding as permitted under this Section 6.2 agrees to be joined as a party plaintiff at the prosecuting Party’s request and to give the prosecuting Party reasonable assistance and authority to control, file and prosecute the suit as necessary. In addition, the non-prosecuting Party’s affiliated inventor(s) on the patent being enforced shall cooperate in the suit at the prosecuting Party’s expense (on a reimbursement of expenses, purely pass-through basis). The prosecuting Party shall reimburse (on a purely pass-through basis) all reasonable expenses of such cooperation of such other Party.

(e) Recoveries. Any damages or other monetary awards recovered in a suit prosecuted by a Party or its Affiliate (or in the case of ThermoGenesis, another member of ThermoGenesis) or sublicensee pursuant to this Section 4.2 against Third-Party infringement of the Licensed Patents with respect to Competitive Infringement shall (i) be applied first to reimburse the costs and expenses of the Parties in conducting such suit (including the internal costs and expenses specifically attributable to such suit) and (ii) any remaining damages shall be retained by the prosecuting Party.

(f) Declaratory Judgment Actions. If a Third Party brings a declaratory judgment or other action alleging non-infringement of, or contesting the breadth of, or contesting the validity or enforceability of any Licensed Patent that is specific to the Field, then BioParadox shall have the first right (which it shall exercise or not within ninety (90) days after learning of the action) to defend and control the defense of such suit. If BioParadox does not exercise such right timely then ThermoGenesis shall have the right to defend and control the defense of such action. The foregoing shall apply mutatis mutandis to other Licensed Patents, with ThermoGenesis having the first right.

6.3 Patent Term Extensions. If any patent term extensions are available with respect to any Licensed Patent that is specific to the Field, then BioParadox shall be entitled in its discretion to decide whether to apply for such extension with respect to Licensed Products for the Field. ThermoGenesis shall fully cooperate with BioParadox to seek any such extensions that BioParadox elects to pursue.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties. To the other Party, each Party hereby represents and warrants as follows:

(a) Due Organization. It is duly organized, validly existing and in good standing under the laws of the state in which it was organized, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted hereunder.

(b) Authority and Binding Agreement. (i) It has the legal power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

(c) No Conflict. It has not entered (and covenants that it shall not enter) into any agreement with any Third Party (and covenants that it shall not take any action or allow to occur any action) that is in conflict with the rights granted to the other Party under this Agreement, and has not taken (and covenants that it shall not take) any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise conflict with or adversely affect the rights granted to the other Party under this Agreement. The execution, delivery and performance of this Agreement will not cause a conflict with or breach of any agreement to which it or its Affiliate is a party.

7.2 ThermoGenesis Representations and Warranties. ThermoGenesis represents and warrants to BioParadox that:

(a) Title; Encumbrances. As of the Effective Date, ThermoGenesis is the sole and lawful owner of the entire right, title and interest in the Licensed Patents, Licensed Know-How, and Trademarks. There are no outstanding liens, security interests, pledges, charges, mortgages, restrictions, interests and/or encumbrances of any kind in or burdening any of the Licensed Patents, Licensed Know-How, and/or Trademarks.

(b) Other Licenses. ThermoGenesis and its Affiliates have not granted, expressly or otherwise, any assignment, license or other extension of rights, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to, under or in the Licensed Patents, Licensed Know-How and Trademarks with respect to Licensed Products in the Field, that remains in effect or in force as of the Effective Date.

(c) Non-infringement of Third Party Rights. No published Patents or trade secret rights owned or controlled by a Third Party dominate or would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of any of the formulations of Licensed Products for the Field, and ThermoGenesis has received no written claims relating to any claims of such domination, infringement or misappropriation.

(d) Claims. There are no claims, actions, suits or proceedings commenced or pending, or to ThermoGenesis’ or its Affiliate’s knowledge threatened, against it or any its Affiliates as of the Effective Date that could affect the rights and benefits granted to BioParadox under this Agreement.

(e) Third-Party Activities. As of the Effective Date and to ThermoGenesis’ knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the Licensed Patents (in the case of pending claims, evaluating them as if issued).

(f) Data. ThermoGenesis has disclosed to BioParadox all data and information disclosed in regulatory filings (including adverse event and serious adverse event reports to Regulatory Agencies) prior to the Effective Date or generated by, disclosed to and/or known to ThermoGenesis or any of its Affiliates in all cases regarding Licensed Products and any information required to fairly and accurately interpret such data and information and make ThermoGenesis’ disclosures thereof to BioParadox complete, accurate and not misleading.

(g) No Debarment. In the course of developing Licensed Products, ThermoGenesis has not engaged any person who has been debarred by the FDA or to ThermoGenesis’ knowledge is the subject of debarment proceedings by the FDA.

7.3 Disclaimer of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPLICITLY SET FORTH IN SECTIONS 7.1 and 7.2, EACH OF BIOPARADOX AND THERMOGENESIS HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 8
INDEMNIFICATION

8.1 Indemnification by BioParadox. BioParadox shall indemnify, hold harmless and defend ThermoGenesis, its Affiliates and their respective officers, directors, members, employees and agents (the “ThermoGenesis Indemnitees”) from and against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including without limitation reasonable attorneys’ fees and witness fees) (collectively “Losses”) resulting from any demand, claim, action or proceeding brought or initiated by a Third Party (each a “Third-Party Claim”) against any ThermoGenesis Indemnitees(s) to the extent that such Third-Party Claim arises out of (i) the breach or alleged breach of any representation, warranty or covenant by BioParadox in Article 7; or (ii) the negligence or willful misconduct of any BioParadox Indemnitee (defined in Section 8.2); or (iii) the distribution, research, development, manufacture, storage, handling, use, sale, offer for sale or importation of Licensed Products by or for BioParadox and its Affiliates, sublicensees and distributors (other than the ThermoGenesis Indemnitees); provided that (a) the ThermoGenesis Indemnitees comply with the procedure set forth in Section 8.3; and (b) such indemnity shall not apply to the extent ThermoGenesis has an indemnification obligation pursuant to Section 8.2 for such Loss.

8.2 Indemnification by ThermoGenesis. ThermoGenesis shall indemnify, hold harmless and defend BioParadox, its Affiliates, and their respective officers, directors, employees and agents (the “BioParadox Indemnitees”) from and against any and all Losses resulting from any Third-Party Claim against any BioParadox Indemnitee(s) to the extent that such Third-Party Claim arises out of (i) the breach or alleged breach of any representation, warranty or covenant by ThermoGenesis in Article 7 or of the obligations set forth in Article 5; (ii) the negligence or willful misconduct of any ThermoGenesis Indemnitee; or (iii) the distribution, research, development, manufacture, storage, handling, use, sale, offer for sale or importation of Licensed Products outside the Field by or for ThermoGenesis or its Affiliates, licensees, distributors or anyone under contract with any of them; provided that (a) the BioParadox Indemnitees comply with the procedure set forth in Section 8.3; and (b) such indemnity shall not apply to the extent BioParadox has an indemnification obligation pursuant to Section 8.1 for such Loss.

8.3 Mechanics. A Party whose BioParadox Indemnitee or ThermoGenesis Indemnitee is entitled to be indemnified pursuant to this Article 8 (the “Indemnified Party”) shall give prompt notice of the Third Party Claim to the other Party (the “Indemnifying Party”) and the Indemnifying Party shall defend against such Third Party Claim with the reasonable cooperation of the Indemnified Party; provided that the Indemnifying Party shall not settle any such Third-Party Claim for anything other than money damages without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall have the right to be present in person or through counsel at substantive legal proceedings relating to the Third-Party Claim giving rise to the Indemnified Party’s right to indemnification hereunder. If the Parties cannot agree as to the application of Sections 8.1 and 8.2 to any Loss or Third-Party Claim, the Parties may conduct separate defenses of such Third-Party Claim. In such case, each Party further reserves the right to claim indemnity from the other in accordance with Sections 8.1 and 8.2 upon resolution of such underlying Third-Party Claim.

8.4 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES AND SUBLICENSEES BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY FROM SUCH DAMAGES CLAIMED BY THIRD PARTIES UNDER THIS ARTICLE 8 AND EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARISE FROM BREACH OF THE OBLIGATIONS SET FORTH IN ARTICLE 7 (REGARDING CONFIDENTIALITY).

ARTICLE 9
CONFIDENTIALITY

9.1 Confidential Information; Exceptions. For three (3) years after the expiration or termination of this Agreement, each Party shall maintain all Confidential Information of the other Party in trust and confidence and shall not disclose any such Confidential Information to any Third Party (except as expressly provided below) or use any such Confidential Information for any purposes other than those necessary or permitted for performance under this Agreement (including for purposes of exercising the rights granted to it under this Agreement). Neither Party shall disclose Confidential Information of the other Party to any employee, agent, consultant, Affiliate, or sublicensee who does not have a reasonable need for such information. Disclosures to such persons with a reasonable need for the information are only permitted to the extent the person is subject to binding obligations of confidentiality and limited use at least as restrictive in scope as those of this Article 9. Each Party shall use at least the same standard of care as it uses to protect its own confidential information of a similar nature to prevent unauthorized disclosures or uses of Confidential Information of the other Party, but no less than reasonable care. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

Confidential Information shall not include any information which, as shown by competent proof:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party in breach hereof, generally known or available;

(b) is known by the receiving Party at the time of receiving such information, as shown by contemporaneous written records;

(c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(d) is independently developed by the receiving Party without use of or reference to Confidential Information of the other Party, as shown by independent, contemporaneous written records; or

(e) is the subject of a prior, express, written permission to disclose provided by the disclosing Party.

The Parties agree that the material financial terms of this Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, either Party may disclose such terms (a) to bona fide potential corporate partners, potential investors or merger or acquisition partners, and to financial underwriters and legal and financial advisors, provided that all such disclosures shall be made only to such parties under binding written obligations of confidentiality and nonuse at least as restrictive in scope as those of this Article 9, and (b) to the extent required to comply with applicable legal requirements including as part of regular securities law reporting requirements and/or in accordance with securities regulatory authority or securities exchange rules, demands and/or practice.

9.2 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party:

(a) to the extent and to the persons and entities required by an applicable governmental law, rule, regulation or order; provided, however, that the responding Party shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement or such other appropriate remedy) and shall reasonably cooperate in such efforts by the other Party, and the receiving Party shall disclose only that portion of the Confidential Information that it is legally required to disclose;

(b) to the extent required to comply with applicable legal requirements including as part of regular securities law reporting requirements and/or in accordance with securities regulatory authority or securities exchange rules, demands and/or practice;

(c) to the extent and to the persons and entities required by rules of the National Association of Securities Dealers; provided, however, that the responding Party shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party; or; or

(d) as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

9.3 Return of Confidential Information. If this Agreement is terminated or expires, both Parties shall use diligent efforts to return all Confidential Information received by each of them from the other Party except to the extent such Confidential Information is necessary or useful to exercise any license or other right surviving termination of this Agreement. Additionally, each Party will be allowed to keep one archival copy of any Confidential Information of the other Party’s Confidential Information for record-keeping purposes only.

9.4 No Public Announcements. The form and content of any public disclosure regarding this Agreement and/or the terms hereof, including press releases, are subject to the mutual written agreement of the Parties. A Party shall not be required to repeat information that has already been publicly disclosed. If a Party is legally required to file a copy of this Agreement publicly (including in those circumstances described in Section 9.2), then it shall confer with the other Party and seek confidential treatment for those terms of this Agreement that the other Party requests.

9.5 Use of Names, Logos or Symbols. Other than legally required disclosures and disclosures required by the rules of any securities exchange on which a disclosing Party’s stock is traded (of which advance notice and discussion to the full extent reasonably practicable shall be provided, but for which a Party shall not be required to obtain consent from the other Party), neither Party shall use the name, trademarks, logos, physical likeness, employee names or owner symbol of the other Party for any publicity, promotion or similar public use without the prior written consent of the affected Party. Nothing in this Agreement shall be construed as granting either Party any rights or license to use any of the other Party’s trademarks or trade names without separate, express written permission of the owner of such trademark or trade name.

ARTICLE 10
TERM AND TERMINATION

10.1 Term. The term of this Agreement shall commence upon the Effective Date and, unless sooner terminated as provided in this Article 10, shall expire the later of (a) three (3) years after the Effective Date, and (b) if BioParadox elects and remains in compliance with Section 3.2 (whether by timely achieving the milestone accomplishments set forth therein or alternatively by paying the fees in accordance with such Section if elected by BioParadox), the later of (i) ten (10) additional years and (ii) expiration of the last Valid Claim that Claims a Licensed Product.

10.2 Elective Termination by BioParadox. BioParadox shall have the right to terminate this Agreement at any time, with or without cause, upon ninety (90) days prior written notice to ThermoGenesis.

10.3 Termination for Breach or Insolvency.

(a) Breach. Either Party may terminate this Agreement if the other Party materially breaches this Agreement, by sixty (60) days written notice to the breaching Party, provided that the breaching Party fails to cure the breach within such sixty (60) day notice period, or in the case of a material breach that is incapable of cure within sixty (60) days, fails to provide within such sixty (60) day notice period a written plan to cure the breach as soon as practicable, provided further that the cure period shall not exceed ninety (90) additional days.

(b) Insolvency. Either Party may terminate this Agreement upon written notice of termination to the other Party, upon (i) the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such other Party’s debts, provided that termination shall not be effective in the event of an involuntary proceeding against the other Party if such proceeding is dismissed within ninety (90) days after the filing thereof; (ii) the other Party’s making a general assignment for the benefit of its creditors; or (iii) the other Party’s dissolution.

(c) Mechanics. If a Party gives notice of termination under this Section 10.3 and the other Party disputes whether such notice was proper (i.e., whether the Party having received such notice had actually materially breached this Agreement or was actually insolvent as described in such notice), then the issue of whether this Agreement has been terminated shall be resolved in accordance with Section 11.1. If as a result of such dispute resolution process it is finally determined that the notice of termination was proper, then such termination shall become effective as of the date of such final determination; provided, however, in the case of a termination pursuant to Section 10.3(a) for breach, that the breaching Party fails thereafter to cure such breach in accordance with the determination made in the resolution process under Section 11.1 within the time period set forth in this Section 10.3 for the applicable breach following such determination (meaning it must either cure within ninety (90) days after such final determination or provide within such time period a commercially reasonable written plan for cure). If, however, as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

10.4 Reversion of Licensed Rights. If ThermoGenesis terminates this Agreement pursuant to Section 10.3 or BioParadox terminates this Agreement pursuant to Section 10.2, then the license to BioParadox in Section 2.1 and all other rights under this Agreement shall terminate. However, BioParadox shall have the right to sell any Licensed Product quantities that it (or its Affiliate or Sublicensee) has in process or in inventory as of the effective date of such termination, provided that BioParadox pays all payments due on sales of Licensed Products thereof in accordance with Article 3.

10.5 Surviving Licenses upon Expiration or Certain Terminations.

(a) If this Agreement expires as set forth in Section 10.1, the license granted BioParadox in Section 2.1 shall survive and automatically become a non-exclusive, irrevocable, and fully paid-up, royalty-free license throughout the world with respect to all Licensed Products.

(b) If BioParadox terminates this Agreement pursuant to Section 10.3 following ThermoGenesis’ uncured material breach of this Agreement or insolvency, then the license granted BioParadox pursuant to Section 2.1 shall survive such termination, and, in addition to those provisions that survive any expiration or termination of this Agreement as set forth in Section 10.6, the following shall survive and apply: Articles 5 (with ongoing supply by ThermoGenesis being limited to a transition period not to exceed one (1) year), at the end of which transition period BioParadox shall have the right to elect (not later than such date) to manufacture the Supply Products (excluding the Vendor Products) for use in the Field within the Territory otherwise consistent with the terms of this Agreement) and 6 shall survive. BioParadox’s obligations under Section 3.2 shall not survive such a termination, but Section 3.2(e) shall and after such a termination BioParadox (and those deriving rights from it) shall have no diligence obligations whatsoever, under this Agreement or implied at law or in equity.

10.6 Accrued Rights and Obligations; Survival. Expiration or termination of this Agreement shall not affect any accrued rights or obligations. The provisions of Articles 7-11 and Section 6.2 (as applied to that infringement that occurred during the Term) shall survive expiration or termination of this Agreement for any reason (subject to any subsequent dates of termination referred to in such individual Articles and Sections).

ARTICLE 11
MISCELLANEOUS

11.1 Dispute Resolution.

(a) Initial Dispute Resolution. The Parties recognize that disputes may from time to time arise between the Parties during the term of this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 11.1 to resolve any dispute arising under this Agreement. If such a dispute between the Parties arises, then either Party, by written notice to the other Party, may have such dispute referred to the Parties’ respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated officers are as follows:

BioParadox: President and CEO

ThermoGenesis: President and CEO

(b) Arbitration. Except as otherwise set out in this Section 11.1, any dispute that cannot be settled amicably by agreement of the Parties pursuant to Section 11.1(a) shall be finally settled by an arbitration administered by JAMS applying its most applicable procedural rules (and the substantive laws of the State of California) provided that the appointed arbitrator(s) shall have appropriate experience in the medical device industry (or if no such arbitrator is available then in the pharmaceutical industry). The place of arbitration shall be Berkeley, California. The language to be used in the arbitration proceedings shall be English. The award rendered in any arbitration shall be final and binding upon both Parties. The judgment rendered by the arbitrator(s) may include costs of arbitration, reasonable legal fees and reasonable costs for any expert and other witnesses. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, Confidential Information or intellectual property. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be. Notwithstanding the foregoing, either party shall be free to submit any dispute relating to the scope, validity, enforceability or other like matter regarding intellectual property to any court having jurisdiction over the Parties and the subject matter of the dispute and to seek such relief and remedies as are available in that court.

11.2 Jurisdiction. Both Parties consent to the exclusive personal jurisdiction of all courts sitting within Berkeley, California, for resolving all disputes arising out of or in connection with this Agreement. Each Party hereby waives any and all defenses it may have to the jurisdiction and venue of such courts, including a defense that such a court may not assert personal jurisdiction over such Party, or of forum non conveniens.

11.3 Governing Law. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of California excluding its choice of law principles.

11.4 No Agency, Joint Venture or Partnership. Neither Party is, nor will be deemed to be, an employee, agent or legal representative of the other Party for any purpose. Neither Party will be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor will a Party be entitled to pledge the credit of the other Party in any way or hold itself out as having authority to do so. The parties are independent contractors, this Agreement is for an arm’s-length transaction, and the relationship that it governs shall not be construed to be or create any joint venture, agency or partnership.

11.5 Assignment. Neither Party shall have the right or power to assign any rights or obligations under this Agreement without the consent of the other Party, except that either Party may assign this Agreement (as a whole) one or more times to Affiliates or to a successor to substantially all of the business or assets of the assigning Party to which this Agreement relates (whether through merger, sale of stock, sale of assets or other transaction). This Agreement shall be binding upon and inure to the benefit of the successors and explicitly permitted assigns of the Parties. Any assignment of this Agreement not made in accordance with this Agreement is prohibited hereunder and shall be null and void.

11.6 Change of Control. During the Term, if there is a Change of Control (defined below), the rights of BioParadox shall continue unaffected on the terms and conditions of this Agreement, and ThermoGenesis shall issue to BioParadox a written statement confirming such continuing rights within ten (10) business days of the effective date of the Change of Control. “Change of Control” means (i) the direct or indirect sale or other disposition (in one or more related transactions to one or more parties) of all or substantially all of the assets of ThermoGenesis, or (ii) the direct or indirect transfer of 50% or more of the outstanding voting interest of ThermoGenesis, whether in a single transaction or series of related transactions.

11.7 Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by authorized officers of both Parties.

11.8 Notices. Any notice or other communication required or permitted to be given to either Party hereto shall be in writing unless otherwise specified and shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person; (b) the date of electronically confirmed facsimile transmission if during the recipient’s normal business hours, or otherwise on the next Business Day; and (c) two (2) Business Days after sending for next Business Day delivery by internationally recognized expedited courier service for no later than next-possible-business-day delivery:

In the case of BioParadox:	BioParadox, Inc. 340 August Circle Menlo Park, CA 94025 ATTN:CEO
With required copies to:	Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 Attention: Laura O. Spiegelman Facsimile: +1 (415) 268-7522
In the case of ThermoGenesis:	ThermoGenesis Corp 2711 Citrus Road Rancho Cordova, CA 95742 Attn: CEO
With a required copy to:	Weintraub Genshlea Chediak 400 Capitol Mall, 11th Floor Sacramento, CA 95814 Attn: David C. Adams Facsimile: +1 (916) 446-1611

In the case of (c) (expedited courier service), the Party providing the notice shall as a courtesy additionally provide the notice by a facsimile in accordance with (b). Either Party may change its address for communications by a notice to the other Party in accordance with this Section 10.7.

11.9 Bankruptcy; Intellectual Property. All rights and licenses granted under or pursuant to this Agreement by a bankrupt Party to the other Party are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including without limitation any Licensed Patent in any country covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country. BioParadox shall be entitled to all similar protections as licensee under bankruptcy laws of other countries. BioParadox shall be entitled to any and all updates to the Licensed Know-How, including manufacturing information.

11.10 No Implied Licenses. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement shall give either Party any right, title or interest in or to any Patents or other intellectual property owned by or licensed to the other Party.

11.11 Force Majeure. Any delay in or failure of performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including, without limitation, acts of God, embargoes, governmental restrictions, strikes or other acts of workers, fire, flood, earthquake, explosion, riots, wars, acts of terrorism, civil disorder, rebellion or sabotage, vendor shutdown, or unavailability of raw materials. The Party suffering such occurrence shall notify the other Party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence, provided that the affected Party works diligently to overcome the Force Majeure (e.g., engage a new vendor) and the Force Majeure does not extend more than six (6) months.

11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

11.13 Captions. All section titles or captions contained in this Agreement, in any Exhibit referred to herein and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

11.14 Draftsmanship. Each Party acknowledges that it has participated in the drafting of this Agreement. Any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

11.15 Right of Offset; Recoupment.

(a) Notwithstanding any other provision of this Agreement, every monetary liability of BioParadox to ThermoGenesis is subject to and conditioned upon the recoupment of any and all liabilities owing from ThermoGenesis to BioParadox, so as to establish a net liability. BioParadox is entitled to credit against or net out against amounts due under this Agreement, any and all liabilities of ThermoGenesis to BioParadox, including any damages for breach of contract if applicable.

(b) Notwithstanding any other provision of this Agreement, every monetary liability of ThermoGenesis to BioParadox is subject to and conditioned upon the recoupment of any and all liabilities owing from BioParadox to ThermoGenesis, so as to establish a net liability. ThermoGenesis is entitled to credit against or net out against amounts due under this Agreement, any and all liabilities of BioParadox to ThermoGenesis, including any damages for breach of contract if applicable.

11.16 No Third Party Rights or Obligations. Except as expressly provided in Article 8, no provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Third Party.

11.17 Severability. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be narrowed, shortened, or interpreted to achieve the intent of the Parties to this Agreement to the extent legally possible rather than voided or if not to any extent legally possible be deemed severed from this Agreement. In any event, all other terms, conditions and provision of this Agreement shall be deemed valid and enforceable to the full extent.

11.18 Compliance with Laws. Each Party shall carry out its activities pursuant to this Agreement in compliance with all applicable supranational, national, state, provincial and other local laws, rules, regulations and guidelines.

11.19 Cumulative Rights. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

11.20 Waiver. No failure or delay on the part of either Party to exercise any power, right, privilege or remedy under this Agreement will operate as a waiver thereof. No single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Waivers of powers, rights, privileges and remedies under this Agreement may only be waived in a writing executed by a duly authorized officer of the waiving Party.

11.21 Costs. Each Party shall bear its own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

11.22 Entire Agreement. This Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof and shall supersede all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter of this Agreement. To be clear, this Agreement supersedes the Prior CDA with respect to Confidential Information and the Parties’ rights and obligations with respect thereto.

In Witness Whereof, both BioParadox and ThermoGenesis have executed this Agreement by their respective officers hereunto duly authorized.

BioParadox LLC By: /s/ Allan Mishra	ThermoGenesis Corp By: /s/ Matthew T. Plavan

Name: Allan Mishra	Name: Matthew T. Plavan

Title: CEO, BioParadox	Title: CFO & EVP, Business Development

Date: 10/13/10	Date: 10/11/10